                                                                    EXHIBIT 10.1

                                   AGREEMENT

DATE:            FEBRUARY 22, 1996

PARTIES:         First Party:     BEVERLY ENTERPRISES, INC., a Delaware
                                  corporation, and its consolidated
                                  subsidiaries, hereinafter collectively
                                  referred to as "Company"; and

                 Second Party:    ROBERT D. WOLTIL, hereinafter referred to as
                                  "WOLTIL"

AGREEMENT:

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the parties hereto do agree between themselves as follows:

         Section 1.       DEFINITIONS.

                 (a) As used herein, "WOLTIL" shall mean Robert D. Woltil, his successors-in-interest, predecessors-in-interest, assigns, administrators and executors.

                 (b) As used herein, the term the "Company" shall mean Beverly Enterprises, Inc., its affiliates, subsidiaries, divisions, agents, assigns, pension plans, compensation plans, other benefit plans, predecessors-in-interest, successors-in-interest, and any officer, director, employee, agent or other representative of any of the foregoing.

         Section 2.       RESIGNATION.

                 (a) WOLTIL hereby tenders his resignation from the office of Executive Vice President of the Company and President of Pharmacy Corporation of America ("PCA") effective January 17, 1996. WOLTIL further tenders his resignation as an employee of the Company effective February 17, 1996. The

Company hereby accepts such resignations effective on such dates. All duties and obligations of WOLTIL in those positions are ended as of those dates, and all obligations of the Company to WOLTIL with respect to those positions or otherwise are terminated as of those dates, except as otherwise provided herein.

                 (b) The Parties enter into this Agreement to resolve and finalize any disputes which have arisen or may arise between them concerning WOLTIL's employment with the Company, and the termination thereof. Nothing in this Agreement and no action taken pursuant to this Agreement constitutes or is intended to constitute any admission or finding of fact or allegation, admission of liability or fault, or assessment of liability with respect to any claim which has been brought or which may be brought by either party concerning WOLTIL's employment with the Company, or the termination thereof. This Agreement and the Company's actions performed pursuant hereto shall not be deemed to be or construed as an admission of any allegation of WOLTIL'S, nor shall they constitute any admission of any fact, liability or fault as to any claim or proceeding which has been, is now being or may be pursued by any person, agency or entity, including without limitation, WOLTIL or any other past or present employee of the Company. This Agreement shall not be used and is not intended to be used as evidence in any action or proceeding for any other purpose other than as evidence of the Parties' compromise of their disputes and discharge of their claims.

         Section 3. PAYMENTS. The Company agrees to pay WOLTIL the following sums in consideration of his voluntary resignation:

                 (a) Vacation. The sum of Twenty-three Thousand Six Hundred Fifty-three and 84/100 Dollars ($23,653.84), which shall be subject to all normal withholding taxes, in full payment for four (4) weeks of vacation pay due to WOLTIL, which shall be payable on the date that this Agreement is fully-executed by the Parties and becomes effective;

                 (b) Severance Payments. WOLTIL will receive a severance payment equal to the sum of: (1) fifty-two (52) weeks of pay in the aggregate sum of Three Hundred Seven Thousand Five Hundred and No/100 Dollars ($307,500.00); and (2) 40% of base salary as a target bonus amount, which is One Hundred Twenty-three Thousand and No/100 Dollars ($123,000.00); for a total severance payment of Four Hundred Thirty Thousand Five Hundred and No/100 Dollars ($430,500.00), payable in full on the date that this Agreement is fully executed by the Parties and becomes effective. Lump sum federal and state withholding taxes will be withheld.

         Section 4. BONUS AND CAR ALLOWANCE. It is understood and agreed between the Parties hereto that WOLTIL shall not be entitled to any bonus from the Company for 1995 or 1996 performance. It is further understood and agreed between the parties hereto that WOLTIL's car allowance, if any, shall terminate effective February 17, 1996.

         Section 5 MEDICAL COVERAGE. WOLTIL's COBRA period for coverage under the Beverly Medical Plan, Executive Medical Plan and Management Dental Plan shall commence as of February 17, 1996 and will continue for forty-two
(42) months. The cost of coverage for the first twenty-four months shall be paid for at the sole cost and expense of the Company. The premiums paid by the Company for this coverage are taxable to WOLTIL, who shall be solely responsible for any such tax. If WOLTIL becomes eligible for another group health plan prior to the expiration of the forty-two (42) months of COBRA, then, after the first twenty-four (24) months of COBRA, the coverage will be terminated according to COBRA law. If coverage continues for the first twenty-four (24) months, then WOLTIL will be notified by the Company on or after February 17, 1998 as to what the cost will be for COBRA conversion for continued coverage for WOLTIL and his spouse and eligible dependents under its Beverly Medical Plan, Executive Medical Plan and Management Dental Plan. If coverage is desired by WOLTIL for the additional eighteen (18) months of the COBRA conversion period, all costs and expenses for continued COBRA coverage shall be paid by WOLTIL.

                 WOLTIL shall be solely responsible for presenting any claims incurred by himself or any eligible dependent in accordance with the provisions of the Beverly Medical Plan, Executive Medical Plan and the Management Dental Plan.

         Section 6. LIFE AND DISABILITY INSURANCE. The Executive Life Insurance Plan, Basic Group Term Life Insurance Plan, the Long Term Disability Insurance Plan and the Group Universal Life program will be handled as follows:

                 (a) Executive Life Insurance on WOLTIL will be deemed to be One Hundred Percent (100%) vested on January 17, 1996 and as such will remain in force for the duration of WOLTIL'S life. The premium thereon shall be paid by the Company. The face amount of the life insurance policy to be provided by the Company shall be Three Hundred Thousand Dollars ($300,000). The economic value on this benefit is taxable to WOLTIL, who shall be solely responsible for any such tax.

                 (b) The Company's Basic Group Term Life Insurance coverage on WOLTIL's life in the amount of Two Hundred Ninety-three Thousand Dollars ($293,000) insuring WOLTIL's life, may be converted at the sole cost and expense of WOLTIL in accordance with the provisions of the existing policy within thirty-one (31) days of February 17, 1996, or coverage will terminate as of said date. It is Woltil's sole responsibility to submit the appropriate conversion forms to the carrier.

                 (c) The Long Term Disability coverage may be converted to an individual policy within thirty-one days of February 17, 1996 or the coverage will terminate as of said date in accordance with the provisions of the existing policy. It is Woltil's sole responsibility to submit the appropriate conversion forms to the carrier. Woltil will be reimbursed for one year of coverage that is approved by the carrier from February 17, 1996 upon submission to the Company of a bill from the carrier or a cancelled check to the carrier. The reimbursement for the long term disability coverage will be taxable to WOLTIL, who shall be solely responsible for any such tax.

                 (d) The Group Universal Life Insurance coverage is portable and Woltil will be billed by the carrier at the address he has on file with the carrier. The Company will have no further responsibility in regards to the Group Universal Life Insurance coverage after February 17, 1996 except to forward any premiums withheld from WOLTIL'S pay to date.

         Section 7. EMPLOYEE STOCK PURCHASE PLAN. WOLTIL will continue to participate in the Employee Stock Purchase Plan through February 17, 1996 according to the provisions of the plan and the Company will forward WOLTIL'S contributions and related Company match as it normally would to Merrill Lynch.

WOLTIL will continue to maintain sole discretion in managing his account balance and the Company will have no further responsibility regarding his account after the final payroll deductions and Company match have been forwarded to WOLTIL'S account. If WOLTIL elects to maintain the account after February 17, 1996, he will be notified by Merrill Lynch as to the cost of maintaining his account. The fees related to maintaining the Merrill Lynch account will be the sole responsibility of WOLTIL.

         Section 8. OPTIONS AND RESTRICTED STOCK. WOLTIL understands and agrees that all issued option grants and restricted stock awarded to him under any of the Company's stock option plans (i.e., the Company's Amended and Restated 1981 Beverly Incentive Stock Option Plan, or the Amended and Restated 1981 and 1985 Non-qualified Stock Option Plans, or the Amended and Restated Beverly Enterprises, Inc. 1993 Long-Term Incentive Stock Plan, all of such plans together hereinafter referred to as the "Stock Plans") shall be fully vested on and after February 17, 1996, and must be exercised, if at all, no later than ninety (90) days following February 17, 1996. To the extent WOLTIL does not exercise any of the stock options or other benefits issued pursuant to the Stock Plans (the "Stock Options") within said ninety (90) day period, the Stock Options shall be and are hereby cancelled effective as of the close of business on May 18, 1996 and all right, title and interest in and to said stock options in WOLTIL's name as of such date shall be and hereby is declared null and void and cancelled. WOLTIL was granted the following stock options which have not been exercised by WOLTIL or cancelled:

- ------------------------------------------------------------------------------------------------------------------
GRANT      DATE OF    TYPE       SHARES         PRICE OF        VESTED AS       VESTED      VESTED       CANCELLED
NUMBER     GRANT                 OR UNITS       GRANT - $       OF 2/17/96      AND         AND NOT
                                 GRANTED                        PURSUANT        EXERCISED   EXERCISED
                                                                TO
                                                                CONTRACT
- ------------------------------------------------------------------------------------------------------------------
050064     5/20/92     RSP        3,000          $-0-           3,000            1,800       1,200         -0-
- ------------------------------------------------------------------------------------------------------------------
090286     5/20/92      NQ        7,000        $7.875           7,000              -0-       7,000         -0-
- ------------------------------------------------------------------------------------------------------------------
050070     7/15/93     RSP       24,000          $-0-          24,000            9,600      14,400         -0-
- ------------------------------------------------------------------------------------------------------------------
051002     7/15/93     RSP        6,000          $-0-           6,000            2,400       3,600         -0-
- ------------------------------------------------------------------------------------------------------------------
090293     7/15/93      NQ       25,000       $13.125          25,000              -0-      25,000         -0-
- ------------------------------------------------------------------------------------------------------------------
091002     7/15/93      NQ        6,000       $13.125           6,000              -0-       6,000         -0-
- ------------------------------------------------------------------------------------------------------------------
006705     12/9/93     ISO       15,000        $12.50          15,000              -0-      15,000         -0-
- ------------------------------------------------------------------------------------------------------------------
091010     12/9/93      NQ       35,000        $12.50          35,000              -0-      35,000         -0-
- ------------------------------------------------------------------------------------------------------------------
060004     2/15/94   PH/NQ        2,750        $14.00           2,750              -0-       2,750         -0-
- ------------------------------------------------------------------------------------------------------------------
006739     12/8/94     ISO       12,000        $14.00          12,000              -0-      12,000         -0-
- ------------------------------------------------------------------------------------------------------------------
091042     12/8/94      NQ       18,000        $14.00          18,000              -0-      18,000         -0-
- ------------------------------------------------------------------------------------------------------------------
060035     2/15/95   PH/NQ        2,951        $13.75           2,951              -0-       2,951         -0-
- ------------------------------------------------------------------------------------------------------------------
075022     2/15/95   OU/NQ        1,181          $-0-           1,181              -0-       1,181         -0-
- ------------------------------------------------------------------------------------------------------------------

LEGENDS

o          ISO =       Incentive Stock Option
o          RSP =       Restricted Stock Plan
o           NQ =       Nonqualified Stock Option
o           PH =       Phantom Stock Option
o           OU =       Other Units


   Section 9. DEFERRED COMPENSATION. All benefits related to the Deferred Compensation Plan were paid to WOLTIL in 1991; therefore, the Company has no further obligation to WOLTIL related to this plan.

   Section 10. RELOCATION. If, on or before February 17, 1997, WOLTIL gives written notice to the Company that he desires to relocate within the Continental United States, the Company will reimburse WOLTIL for any reasonable relocation expenses (in accordance with the general relocation policy for Executives of PCA as then in effect, or at WOLTIL's election as in effect on January 17, 1996, in connection with such relocation).

   Section 11. EXECUTIVE RETIREMENT PLAN. For the plan year 1996, the Company will make a contribution to the Company's Executive Retirement Plan on behalf of WOLTIL that it would have made if WOLTIL had not terminated his employment and as specified by the plan. In no event, shall the Company's match for 1996 be less than the percentage contribution it made for WOLTIL for the 1995 plan year nor will it exceed or be less than the percentage contribution made by the Company on behalf of the other participating employees for the 1996 plan year. It will be WOLTIL'S sole responsibility to submit a written election to participate and deliver same to the Company by July 1, 1996 and to make arrangements with the Company to forward such contributions to the Company. The Company will continue to be responsible for forwarding the funds to WOLTIL'S account in accordance with the plan. The Company shall determine if it will make a Company contribution for the 1996 plan year in accordance with the provisions of the plan.

   Section 12. CONFIDENTIALITY. The Company and WOLTIL each agree to keep the terms of this Agreement confidential and that neither of them nor any of their respective employees, agents, officers, representatives, heirs or assigns will publicize the terms of this Agreement in any way, nor will they issue, distribute, or make available any bulletin or written statement of any kind concerning the subject matter of this Agreement or WOLTIL's termination except, however, as required by legal process or to their tax advisors or heirs, or as they both may otherwise agree in writing.

   Section 13.  NON-SOLICITATION AND NON-COMPETITION AGREEMENT.

        (a) WOLTIL shall not during the period from January 17, 1996 through January 17, 1997, or at any time thereafter, make, use for his own purposes or divulge to any person, firm or corporation (except under the authority of the Company or if ordered to do so by a court of competent jurisdiction) any information or fact relating to the management, business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or may hereafter come to the knowledge of WOLTIL which is not freely available to the public.

        (b) WOLTIL hereby covenants with the Company that he will not for any reason whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation and whether as principal, servant or agent:

            (i) During the thirteen month period commencing on January 17, 1996 and terminating on February 17, 1997, solicit or endeavor to entice away, offer employment to or employ, or offer or conclude any contract for services with any person who is employed by the Company as of the date of this Agreement;

            (ii) At any time, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor, subcontractor of the Company so as to affect adversely the goodwill or business of the Company; and

            (iii) At any time, use to the detriment of the Company any confidential information of a technical, trade, financial or other character which constitutes a legally protectable trade secret and which WOLTIL has acquired or may acquire in the course of or as a result of his employment by the Company.

(c) During the thirteen (13) months commencing on January 17, 1996 and terminating on February 17, 1997 (the "non-compete period"), WOLTIL shall not, without the prior written consent of the Company, directly or indirectly work for, engage in, or have any interest in, provide services to or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any of the health care businesses in which the Company is engaged as of February 17, 1996. Provided, however, WOLTIL shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent of the outstanding shares of such corporation, and, provided further, that WOLTIL may engage in a business that is a non-competitive supplier to the Company or that is a customer of Company products or services. In addition, WOLTIL shall not, during the non-compete period, without the prior written consent of the Company, directly or indirectly, work for, engage in, or have any interest in, provide services to, manage or operate, in any capacity, Eckerd Corp. or any institutional pharmacy, including, without limitation, Omnicare, Inc., Symphony, a subsidiary of Integrated Health Services, or Vitalink Pharmacy Services, Inc., a subsidiary of ManorCare, Inc. Except as limited in the immediately preceding sentence, during the non-compete period, WOLTIL shall be permitted to:

                (1) serve as the chief financial officer of a health care
                    company, even if such company has an institutional pharmacy business, provided that the services WOLTIL performs for the institutional pharmacy business are limited to those which are consistent with his responsibilities as chief financial officer;

                (2) serve as an investment banker who would provide services to health care companies; or

                (3) serve as a consultant who would provide services to health care companies.

        (d)  WOLTIL covenants and agrees that a breach of these subparagraphs
(a), (b) or (c) would immediately and irreparably harm the Company and that a remedy at law would be inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Agreement or WOLTIL's Employment Contract dated as of December 8, 1995, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining WOLTIL from committing any violation of these subparagraphs (a),
(b) or (c).

        (e) For purposes of this Section 13 and in consideration of this Agreement, these non-solicitation and non-competition agreements have been separately negotiated and bargained for, and constitute a substantial portion of the consideration for this Agreement.

   Section 14. LITIGATION. WOLTIL recognizes that as a key member of the staff of the Company, WOLTIL has occupied a position of trust and confidence with respect to information of a secret or confidential nature which is or will become the property of the Company, including but not limited to information concerning various claims and lawsuits that have arisen or may arise out of the Company's operations in which WOLTIL was directly or indirectly involved (collectively, the "Litigation"). WOLTIL agrees that

WOLTIL will not at any time for so long as any such information shall remain confidential or otherwise remain wholly or partially protectable, use, divulge, furnish, or make accessible such information to anyone outside of the Company, the Company's agents or representatives, except as required by legal process.

   For purposes of this Section 14, the term "information of a secret or confidential nature" shall mean any information of any nature in any form which at the time or times concerned is not generally known to or which could not be obtained by persons engaged in a business similar to that conducted or contemplated by Company and which relates to any one or more of the aspects of the present or past businesses of the Company. For purposes hereof any such confidential information which is disclosed to any third party by a present or past employee or representative of the Company not authorized to make such disclosures shall be deemed to remain confidential and protected. WOLTIL further agrees that WOLTIL shall continue to reasonably cooperate with the Company and its attorneys concerning all aspects of the Litigation, including but not limited to making himself available for a reasonable period of time for reviews, conferences, meetings, depositions, and testimony until such time as the Litigation has been finally resolved to the Company's satisfaction.

   For purposes of this Section 14, WOLTIL acknowledges that the Litigation consists or may consist of several lawsuits of a complex nature such that it is difficult to estimate the exact number of hours that WOLTIL will be needed to devote to the Litigation. WOLTIL therefore agrees to make himself available to the Company in compliance with this Section 14, for reasonable periods of time as is required for lawsuits of a complexity similar to those comprising (or which may in the future comprise) the Litigation and will reasonably make himself available to the extent his professional schedule permits. The Company agrees that its attorneys shall work with WOLTIL to insure that, to the extent possible, the time that WOLTIL shall be required to devote to the Litigation shall be scheduled in accordance with WOLTIL's preferences. WOLTIL agrees that he will provide his services (including actual travel time) required in connection with the Litigation at no cost to the Company for the first One Hundred Seventy-six (176) hours which are required by the Litigation; provided, however, the Company shall reimburse WOLTIL for the costs and expenses reasonably incurred by WOLTIL in connection with the provision of such services. All services required of WOLTIL in the Litigation in excess of One Hundred Seventy-six (176) hours shall be compensated to WOLTIL at the rate of One Hundred Fifty and No/100 Dollars ($150.00) per hour, and, in addition, the Company shall reimburse WOLTIL for the costs and expenses reasonably incurred by WOLTIL in connection with the provision of such services.

   Section 15. RELEASES. In consideration of the provisions of this Agreement and for other good and sufficient consideration, receipt whereof is hereby acknowledged, the Company and WOLTIL do each hereby release and discharge the other from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity, present and future, known or unknown, in any manner arising out of the employment relationship between the Company and WOLTIL, and the termination thereof, including, without limitation, any and all rights, duties and obligations arising out of or relating to that certain Employment Contract between WOLTIL and the Company dated as of

December 8, 1995 and all said actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity, are hereby satisfied in full, terminated and forever discharged. No further action whatsoever shall be taken before any tribunal or forum regarding said actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, attorneys' fees, costs, disbursements, bonds, bills, covenants, contracts, controversies, agreements, promises, and demands whatsoever, at law or in equity.

   WOLTIL and the Company further agree not to file or lodge or bring any charges, complaints, grievances or other claims in any forum including, but not limited to judicial, administrative or arbitral forums relating to or arising out of WOLTIL's employment with the Company or his resignation and severance therefrom.

   WOLTIL affirms that there is no administrative or judicial proceeding against the Company to which WOLTIL is a party or which has been filed on his behalf. In the event that there is outstanding any such proceeding, WOLTIL agrees to cause the immediate withdrawal and dismissal with prejudice of that proceeding. In the event that any agency, court or other forum does not dismiss with prejudice such proceeding, WOLTIL agrees that he will not give testimony or evidence voluntarily against the Company in such proceeding. The prohibition contained herein shall not apply with respect to information or testimony provided by WOLTIL pursuant to a subpoena enforced by order of the court.

   Section 16. INDEMNIFICATION. The Company will indemnify WOLTIL to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the Certificate of Incorporation and By-Laws of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to WOLTIL, and WOLTIL shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by his in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been an officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprises as an officer or employee at the request of the Company. The Indemnification Agreement between Beverly Enterprises, Inc. and WOLTIL dated December 31, 1991 shall remain in full force and effect for its stated term for the services provided by WOLTIL to the Company during the period up to and including February 17, 1996.

   Section 17. POSITIVE RECOMMENDATION. The Company shall respond, verbally, to inquiries from a potential employer of WOLTIL with a positive recommendation, and upon request of either WOLTIL or any such potential employers, shall provide a positive letter of recommendation, provided WOLTIL shall inform any such potential employers to direct their inquiries to the attention of Boyd W. Hendrickson, President and Chief Operating Officer of the Company. The Company shall use its best efforts to assure that neither its Chairman or its Chief Operating Officer disparage WOLTIL's business capabilities or reputation in the financial community from and after the date hereof. As of the date hereof, WOLTIL is unaware of any action of the Company which would be a breach hereunder if this Agreement had been in effect.

   Section 18. THE COMPANY'S RIGHT OF SET-OFF. In the event the Company, in its discretion, believes that WOLTIL has breached any obligation under this Agreement, in addition to any other legal or equitable remedies it may have, the Company may suspend making the payments to WOLTIL provided for in this Agreement and instead shall place such payments in an interest bearing account to be held in escrow by the Company pending judicial resolution of the issue of whether WOLTIL has breached this Agreement. Within a reasonable time of suspending such payments, the Company shall commence an action in any court of competent jurisdiction within the State of Florida seeking, in addition to whatever other remedies may be available to it, an order that WOLTIL has breached any provision of the this Agreement. Upon the entry of a final judgment to that effect (and after any appeals, if any), then any damages to the Company resulting from said breach, including but not limited to liquidated damages, may be set-off by the Company from the amounts it holds in escrow under this Section. Upon entry of any final judgment that WOLTIL has not breached any provision of this Agreement (and after any appeals, if any) then all funds held in escrow, including interest thereon, shall be released to WOLTIL. As of the date of execution of this Agreement, the Company is unaware of any action by WOLTIL which, if this Agreement had been in effect, would constitute a breach hereunder.

   Section 19. AUTHORITY OF COMPANY TO ENTER INTO THIS AGREEMENT. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to transact business in the State of Arkansas as a foreign corporation. In addition, the execution and delivery of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action of the Company and do not violate or conflict with: (a) any provision of the Company's Articles of Incorporation or By-laws; (b) any law or any order, writ, injunction, decree, rule, regulation of any Court, administrative agency or any other governmental authority; or (c) any agreement to which the Company is a party or by which the Company is bound.

   Section 20. EXPERTS. Each of the parties declares that prior to the execution of this Agreement, it apprised itself of sufficient relevant data, either through experts or through other sources of its own selection, including without limitation full legal review by attorneys chosen by each party, in order that it might intelligently exercise its own judgment in deciding whether to execute this Agreement.

   Section 21. NOTICE. All notices and other communications to be given pursuant to this Agreement shall be in writing and shall be delivered telegraphed or mailed by first class registered or certified mail, postage prepaid and return receipt requested to the other party, as set forth below:


          If to WOLTIL:            ROBERT D. WOLTIL
                                   316 Crestwood Lane
                                   Largo, FL 34640


          If to the COMPANY:       Beverly Enterprises, Inc.
                                   Attention: President
                                   5111 Rogers Avenue, Suite 40-A
                                   Fort Smith, AR 72919-0155


   Communications which are delivered or telegraphed shall be deemed to have been given when delivered or telegraphed. Communications which are mailed shall be deemed to have been given 72 hours after deposit in the U.S. Postal Service as required in this Section 20.

   Section 22. CHOICE OF LAW. The parties agree that the laws of the State of Florida shall govern the enforcement and construction of the provisions of this Agreement.

   Section 23. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto, and any and all prior agreements, whether oral or written, on the subject matter contained herein, are superseded by this Agreement. This Agreement may only be modified by a later agreement in writing duly executed by each of the parties hereto. In the event of the commencement of any litigation for the enforcement of any rights under this Agreement, the prevailing party in such litigation shall be entitled to receive from the unsuccessful party, all costs incurred in connection with such litigation, including a reasonable amount as attorneys' fees.

   Section 24.  DISCLAIMER.  WOLTIL understands and agrees that he:

        (a) Has had a full twenty-one (21) days within which to consider this Agreement before executing it;

        (b) Has carefully read and fully understands all of the provisions of this Agreement;

        (c) Is, through this Agreement, releasing the Company from any and all claims he may have against the Company;

        (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

        (e) Knowingly and voluntarily intends to be legally bound by the same;

        (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;

        (g) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and WOLTIL understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Section 621, et seq.) that may arise after the date this Agreement is executed are not waived or released.

   IN WITNESS WHEREOF, the undersigned, having read the foregoing Agreement, and understanding all of its terms, execute it voluntarily, on the date first set forth above, with full knowledge of its significance.



                                               FIRST PARTY
                                               -----------

                                               Beverly Enterprises, Inc.


                                               By: /s/ BOYD W. HENDRICKSON
                                                  ------------------------------
                                                   Boyd W. Hendrickson
                                                   President and Chief Operating
                                                   Officer



                                               SECOND PARTY
                                               ------------


                                                /s/ ROBERT D. WOLTIL
                                               ---------------------------------
                                               Robert D. Woltil